EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com

The Spiegel Group Reaches Agreement to Sell
Spiegel Catalog to Pangea Holdings Limited

DOWNERS GROVE, Ill. - May 24, 2004 - The Spiegel Group (Spiegel, Inc.) today announced that, as part of its ongoing restructuring process, it has reached an agreement with Pangea Holdings Limited (Pangea) to acquire substantially all the assets of its Spiegel Catalog business.
  Bill Kosturos, interim chief executive officer and chief restructuring officer of The Spiegel Group, said, "This action is an important step as we continue to make progress toward developing a plan of reorganization, while focusing on maximizing the value of the estate for our creditors."
  Geralynn Madonna, president and chief executive officer of Spiegel Catalog, said, "I am very pleased that we were able to reach this agreement with Pangea. Again, I want to thank the Spiegel Catalog employees who worked so hard this past year to reposition the Spiegel brand. In January of this year, we introduced a redesigned Spiegel Catalog - providing today's busy woman the ultimate "idea resource" and a one-stop shopping destination. We will work diligently during the sale process to execute a smooth transition and fulfill the needs of our customers."
  Under the purchase agreement, Pangea will acquire substantially all the assets of Spiegel Catalog for a total consideration of about $31 million, which includes the assumption of certain liabilities. Pangea also will assume all inventory commitments as of the purchase date. The agreement will be filed with the Bankruptcy Court today and an order is expected to be signed today to approve the Spiegel Catalog bidding procedures and establish a hearing for June 15, 2004 to hold an auction, if necessary. The Spiegel Catalog transaction will be subject to all higher or better offers.
  On May 11, 2004, the company entered into an agreement with Pangea to acquire its Newport News division, this transaction is expected to close next week.
  Miller Buckfire Lewis Ying & Co. advised the company on the Spiegel Catalog sale transaction. All parties interested in participating in the auction process should direct their inquiries to Stuart Erickson, Principal at Miller Buckfire Lewis Ying & Co. (phone 212-895-1812).

About Spiegel Catalog
  Long before online shopping sites presented endless merchandise to consumers at the click of the mouse, Spiegel Catalog offered consumers a world of products with just the turn of a page. Founded in 1865, Spiegel has provided catalog concepts to its customers since 1905 and e-commerce since 1995. Offering the benefits of shopping via a variety of channels including its trademark "big book" semiannual catalogs, specialty catalogs, and e-commerce site (www.spiegel.com), Spiegel provides quality, convenient shopping and a 360-degree lifestyle experience that is essential for its busy customers.

About The Company
  The Spiegel Group is an international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward-Looking Statements
  This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations.
These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the debtor-in-possession (DIP) financing facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the credit card operations; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns;
and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.